Exhibit 99.2

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

(202) 467-6862

September 12, 2024

Boards of Directors

Security Bank, s.b.

Security Midwest Bancorp, Inc.

510 East Monroe Street

Springfield, Illinois 62701

Members of the Boards of Directors:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of Security Bank, s.b. (“Security Bank”) pursuant to the Plan of Conversion (the “Plan”) adopted by the Board of Directors of Security Bank, do not have any ascertainable market value at the time of distribution or at the time the rights are exercised in the subscription offering.

According to the Plan, Security Bank will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Security Bank has organized a new stock holding company, Security Midwest Bancorp, Inc. (the “Company”), which will offer shares of its common stock for sale in a subscription offering to eligible account holders and other eligible subscribers. Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by the Company for sale in the community or syndicated offerings to certain members of the general public. When the conversion and stock offering are completed, all of the capital stock of Security Bank will be owned by the Company, and all of the common stock of the Company will be owned by its stockholders.

Our opinion is based on the fact that the subscription rights are acquired by the recipients without cost, are legally non-transferable and of short duration, and afford the recipients the right only to purchase shares of common stock of the Company at a price equal to its aggregate estimated pro forma market value, which will be the same price at which any unsubscribed shares will be purchased in the community or syndicated offerings.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external factors may occur from time to time, often with great unpredictability, and may materially impact the value of savings institution common stocks as a whole or the value of the Company alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.